Issuer Free Writing Prospectus

Dated April 5, 2023

Filed Pursuant to Rule 433

Registration Statement No. 333- 263323

The issuer has filed a registration statement (including a prospectus) with the Securities and Exchange Commission (the “SEC”) for the offering to which this communication relates. Before you invest, you should read the prospectus in that registration statement and other documents the issuer has filed with the SEC for more complete information about the issuer and this offering. You may get these documents for free by visiting EDGAR on the SEC’s web site at www.sec.gov. Alternatively, the issuer, the dealer manager or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-877-787-9239.

NEWS RELEASE

ASHFORD SECURITIES ANNOUNCES INITIAL SALES FOR ITS SECOND INVESTMENT PRODUCT

DALLAS, April 4, 2023 – Ashford Securities LLC (“Ashford Securities”), a wholly-owned subsidiary of Ashford Inc. (NYSE American: AINC) (“Ashford”), continues to receive strong interest from the investment community for its recently launched product, shares of Series J Redeemable Preferred Stock (brokerage shares) and Series K Redeemable Preferred Stock (advisory shares) of Ashford Hospitality Trust, Inc. (NYSE: AHT) (“Ashford Trust”).

In total, Ashford Trust has sold more than $13.3 million of its Series J and Series K Redeemable Preferred Stock through Ashford Securities as dealer manager since the offering commenced, including $9.1 million in March of 2023. In connection with the Ashford Trust offering of Series J & K Redeemable Preferred Stock (the “Offering”), Ashford Securities has assembled a syndicate of 27 broker-dealers and RIA firms.

“We are very pleased with the early success of the Ashford Trust Redeemable Preferred Stock offering,” commented C. Jay Steigerwald III, President of Ashford Securities. “Adoption of the offering by independent broker dealers and RIAs has been very strong. We are very excited about our continued success and look forward to meeting the needs of our broker dealer, RIA, and institutional partners.”

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About Ashford Securities LLC

Ashford Securities, member FINRA/SIPC, is an SEC-registered broker-dealer that is wholly-owned by Ashford and serves as the distributor for investment products within the Ashford group of companies.

About Ashford Hospitality Trust, Inc.

Ashford Hospitality Trust is a real estate investment trust (REIT) focused on investing predominantly in upper upscale, full-service hotels.

About Ashford Inc.

Ashford is an alternative asset management company with a portfolio of strategic operating businesses that provides global asset management, investment management, and related services to the real estate and hospitality sectors.

Forward-Looking Statements

Certain statements and assumptions in this press release contain or are based upon “forward-looking” information and are being made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements in this press release include, among others, statements about the success of the Offering. These forward-looking statements are subject to risks and uncertainties. When we use the words “will likely result,” “may,” “anticipate,” “estimate,” “should,” “expect,” “believe,” “intend,” or similar expressions, we intend to identify forward-looking statements. Such statements are subject to numerous assumptions and uncertainties, many of which are outside of our control.

These forward-looking statements are subject to known and unknown risks and uncertainties, which could cause actual results to differ materially from those anticipated, including, without limitation: the impact of COVID-19 on our business and investment strategy; our ability to repay, refinance, or restructure our debt and the debt of certain of our subsidiaries; anticipated or expected purchases or sales of assets; our projected operating results; completion of any pending transactions; our understanding of our competition; market trends; projected capital expenditures; the impact of technology on our operations and business; general volatility of the capital markets and the market price of our common stock and preferred stock; availability, terms and deployment of capital; availability of qualified personnel; changes in our industry and the markets in which we operate, interest rates or the general economy; and the degree and nature of our competition. These and other risk factors are more fully discussed in Ashford Trust’s filings with the Securities and Exchange Commission (the “SEC”).

The forward-looking statements included in this press release are only made as of the date of this press release. Such forward-looking statements are based on our beliefs, assumptions, and expectations of our future performance taking into account all information currently known to us. These beliefs, assumptions, and expectations can change as a result of many potential events or factors, not all of which are known to us. If a change occurs, our business, financial condition, liquidity, results of operations, plans, and other objectives may vary materially from those expressed in our forward-looking statements. You should carefully consider these risks when you make an investment decision concerning our securities. Investors should not place undue reliance on these forward-looking statements. The Company can give no assurance that these forward-looking statements will be attained or that any deviation will not occur. We are not obligated to publicly update or revise any forward-looking statements, whether as a result of new information, future events or circumstances, changes in expectations, or otherwise, except to the extent required by law.

Additional Information

The SEC has declared effective the registration statement (including a prospectus) filed by Ashford Trust for the Offering to which this communication relates. Before you invest, you should read the final prospectus and the accompanying prospectus supplements, forming a part of that registration statement and other documents Ashford Trust has filed with the SEC for more complete information about Ashford Trust and the Offering to which this communication relates. In particular, you should carefully read the risk factors described in the final prospectus, the accompanying prospectus supplements and the documents incorporated by reference therein. You may get these documents for free by visiting EDGAR on the SEC’s website at www.sec.gov. Alternatively, Ashford Trust, Ashford Securities or any dealer participating in the offering will arrange to send you the prospectus if you request it by calling toll-free 1-800-970-8929.

The final prospectus and prospectus supplement no. 1 for the Offering, dated May 4, 2022 and September 14, 2022, respectively, can be accessed through the following links:

•	https://www.sec.gov/Archives/edgar/data/1232582/000110465922056200/tm2213690-3_424b3.htm

•	https://www.sec.gov/Archives/edgar/data/1232582/000110465922100064/tm2225818-1_424b3.htm

Contact:
C. Jay Steigerwald III, President of Ashford Securities
(469) 729-0500